Exhibit 21.1

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation or Organization
Blue Apron, LLC	Delaware
BAW Holdco I, LLC	Delaware
BAW Holdco II, LLC	Delaware
BAW Holdco III, LLC	Delaware
BAW, Inc.	Delaware
Blue Apron Market, LLC	Virginia
BN Ranch, LLC	Delaware